UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 13, 2012

Autodesk, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-14338	94-2819853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 McInnis Parkway

San Rafael, California 94903

(Address of principal executive offices, including zip code)

(415) 507-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 13, 2012, Autodesk, Inc. (“Autodesk”) entered into an indenture (the “Base Indenture”) and a first supplemental indenture (the “Supplemental Indenture” and referred to together with the Base Indenture as the “Indenture”) with U.S. Bank National Association, as trustee, to establish the terms and form of those certain senior unsecured notes issued by Autodesk in the aggregate principal amount of $750 million (collectively, the “Notes”). The Notes consist of the following tranches: $400 million aggregate principal amount of 1.950% senior unsecured notes due 2017 and $350 million aggregate principal amount of 3.600% senior unsecured notes due 2022. Interest is payable on the Notes semi-annually in arrears on June 15 and December 15 of each year, commencing June 15, 2013.

Autodesk previously entered into an Underwriting Agreement dated December 10, 2012 in connection with the sale of the Notes, as described further in a Current Report on Form 8-K filed by Autodesk with the Securities and Exchange Commission (the “SEC”) on December 11, 2012. The Notes were offered and sold under Autodesk’s shelf registration statement on Form S-3 (File No. 333-185265) filed with the SEC on December 4, 2012.

Autodesk intends to use a portion of the net proceeds from the sale of the Notes for the repayment of approximately $80 million in borrowings outstanding under its revolving credit facility plus accrued and unpaid interest. The remainder of the net proceeds will be used for general corporate purposes, including working capital, capital expenditures, possible stock repurchases and potential acquisitions and strategic transactions. Autodesk may also be required to offer to repurchase the Notes upon a change in control and contemporaneous downgrades of the Notes below investment grade ratings, and it may elect to redeem the Notes in whole or in part at any time, as further specified in the Indenture.

The Indenture contains limited affirmative and negative covenants of Autodesk. The negative covenants restrict the ability of Autodesk and certain of its subsidiaries to incur debt secured by liens on its principal property (as defined in the Indenture) or on shares of stock or indebtedness of its subsidiaries that own principal property; to engage in sale and lease-back transactions with respect to any principal property; and to consolidate, merge or sell all or substantially all of its assets.

Events of default under the Indenture include a failure to make payments, non-performance of affirmative and negative covenants, and the occurrence of bankruptcy and insolvency-related events. Autodesk’s obligations may be accelerated upon an event of default, in which case the entire principal amount of the Notes would become immediately due and payable.

The foregoing description of certain terms of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Base Indenture and the Supplemental Indenture, which are filed with this report as Exhibit 4.1 and Exhibit 4.2, respectively, and are incorporated herein by reference.

Item 8.01.	Other Events.

Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Autodesk, has issued an opinion to Autodesk dated December 13, 2012 regarding the legality of the Notes. A copy of the opinion is filed as Exhibit 5.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture dated December 13, 2012, by and between Autodesk, Inc. and U.S. Bank National Association.

4.2	First Supplemental Indenture (including Form of Notes) dated December 13, 2012, by and between Autodesk, Inc. and U.S. Bank National Association.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 above).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTODESK, INC.

	By:	/s/ MARK J. HAWKINS
Mark J. Hawkins Executive Vice President and Chief Financial Officer
Date: December 13, 2012

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture dated December 13, 2012, by and between Autodesk, Inc. and U.S. Bank National Association.

4.2	First Supplemental Indenture (including Form of Notes) dated December 13, 2012, by and between Autodesk, Inc. and U.S. Bank National Association.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 above).